Exhibit 12.1

June 21, 2022

Smart Rx Systems, Inc.

18540 N. Dale Mabry Highway

Lutz, Florida 33548

RE: Smart Rx Systems, Inc. – Series REG A Non-Voting Preferred Stock and Class Reg A Super-Voting Common Stock

Ladies and Gentlemen:

We have acted as counsel to you in connection with the preparation and filing by you of an Offering Statement on Form 1-A (File No. 024-11384) (as amended, the “Offering Statement”) under the Securities Act of 1933, as amended (the “Act”) and Regulation A promulgated thereunder, with respect to the qualification of $50,000,000, in the aggregate, of shares of Series REG A Non-Voting Preferred Stock (the “Series REG A Shares”) and shares of Class REG A Super-Voting Common Stock (the “Class REG A Shares” and together with the Series REG A Shares, the “Shares”) of Smart Rx Systems, Inc. (the “Company”).

This opinion letter is being delivered in accordance with the requirements of Item 17 of Form 1-A under the Securities Act.

In rendering the opinions expressed below, we have acted as counsel for the Company and have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of (i) the Offering Statement, (ii) the Articles of Incorporation of the Company filed on August 16, 2013 filed as Exhibit 2.1.1 to the Offering Statement (the “Articles of Incorporation”), (iii) the Restated Articles of Incorporation of the Company filed on November 15, 2013 filed as Exhibit 2.1.2 of the Offering Statement (the “Restated Articles of Incorporation”), (iv) the Amended Articles of Incorporation of the Company filed on March 25, 2015 filed as Exhibit 2.1.3 to the Offering Statement, (v) the Articles of Amendment to Articles of Incorporation of the Company as filed on April 17, 2015, as filed as Exhibit 2.1.4 to the Offering Statement, (vi) the Articles of Amendment to Articles of Incorporation of the Company as filed on December 12, 2016, as filed as Exhibit 2.1.5 to the Offering Statement, (vii) the Articles of Amendment to Articles of Incorporation of the Company as filed on July 16, 2019, as filed as Exhibit 2.1.6 to the Offering Statement, (viii) the Articles of Amendment to Articles of Incorporation of the Company as filed on December 2, 2019, as filed as Exhibit 2.1.7 to the Offering Statement, (ix) the Articles of Amendment to Articles of Incorporation of the Company as filed on December 19, 2019, as filed as Exhibit 2.1.8 to the Offering Statement, (x) the Bylaws of the Company filed as Exhibit 2.2 to the Offering Statement, (xi) the Form of Amended and Restated By-Laws of the Company filed as Exhibit 2.3 to the Offering Statement, (xii) the Company Opinion Certificate and (xiii) other documents and records of the Company certificates of public officials and representatives of the Company, resolutions and forms of resolutions and other documents and have examined such questions of law and have satisfied ourselves to such matters of fact, as we have deemed necessary or appropriate as a basis for the opinions set forth herein. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, and the legal capacity of all natural persons. We have also assumed the conformity with the original documents of any copies thereof submitted to us for our examination and the authenticity of the originals of such documents.

Based on the foregoing, we are of the opinion that the Shares have been duly and validly authorized, and, upon issuance and delivery against payment therefor in accordance with the terms of the Offering Statement and the offering circular contained therein, the Shares will be validly issued and fully paid and holders of the Shares will have no obligations to make payments or contributions to the Company or its creditors solely by reason of their ownership of the Shares.

The foregoing opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) general principles of equity (whether considered in a proceeding in equity or at law); and (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to a liability where such indemnification or contribution is contrary to public policy.

We assume for purposes of this opinion that the Company will remain duly organized, validly existing and in good standing under Florida law.

The opinion set forth below is limited to the Florida General Corporate Law (which includes reported judicial decisions interpreting the Florida General Corporate Law). We express no opinion as to matters relating to securities or blue sky laws of any jurisdiction or any rules or regulations thereunder. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

We consent to the use of this opinion as an exhibit to the Offering Statement and to the reference to our name under the heading “LEGAL MATTERS” in the Offering Statement.

Very truly yours,

/s/ KVCF
KVCF, PLC